August 28, 2025

Sean Tresvant

Dear Sean,

I am pleased to confirm our offer of CEO, Taco Bell Global and Chief Consumer Officer, Yum Restaurant Services Group, LLC (“Yum!”), Level LT. In this role, you will be reporting to Chris Turner, current Chief Financial Officer and incoming Chief Executive Officer, Yum!.

Details of the offer are as follows:

•Effective Date: October 1, 2025

•Salary: Your annual salary will be $1,000,000. You will be paid bi-weekly in the amount of $38,461.54 per pay period, less applicable taxes and withholdings. This includes 2026 merit.

•Bonus: In addition to your annual salary, you are also eligible for our Yum! Leaders' Bonus. This annual bonus recognizes and rewards you for our overall performance as a company as well as your individual contributions to the business.

Your target bonus award is 150% of your annual salary, but this award can range from 0 up to 300% of the target award percentage based on the performance of both you and the company. Here’s how it works:
oYour payout from the Team Performance Factor is based on 75% Taco Bell Global’s annual performance and 25% Yum!’s annual performance, and can range from 0 to 200% of your target bonus.
oFor 2025, your target bonus will be prorated based on the number of days in your position:
oJan. 1 – Sept. 30 – 140%
oOct. 1 – Dec. 31 – 150%
oLikewise, depending on how well you perform against the personal goals and objectives set by you and your coach, your Individual Performance Factor could range from 0 to 150% of your target bonus.
oIf we achieved the maximum 200% Team Factor multiplied by the maximum 150% Individual Factor this would result in a bonus award 3 times your target.

•Annual Grant Award: Our long-term incentive program allows you to have a stake in the long-term growth of the company.  Awards are typically granted annually in February and are based on your level in the organization and management's assessment of your performance. The target award for your role is $5,000,000 commencing in 2026. This award will be granted 25% in Stock Appreciation Rights (SARs), 25% in Restricted Stock Units (RSUs) and 50% Performance Share Units (PSUs). This mix of awards is reviewed annually and could change.

•There will be no other changes to your benefits.

We thank you for your contributions to our iconic brands and look forward to continuing your growth with us!

Sincerely,

Chris Turner
Chief Financial Officer
Yum Restaurant Services Group, LLC

Agreed and accepted:

/s/ Sean Tresvant	September 1, 2025
Signature - Sean Tresvant	Date

This letter provides a summary of our rewards programs as of January 1, 2025. The company reserves the right to change or terminate the programs or plans at any time. No rights shall accrue by reason of, or arising out of, any statement made in, or omitted from, this document.